Bina Thompson 212-310-3072

Hope Spiller 212-310-2291

FOR IMMEDIATE RELEASE…

Colgate Announces Strong 3rd Quarter, Exceeding Expectations

Broad Organic Top-Line Growth

Gross, Operating and Net Margins Improve, Ex-Restructuring Charges

New York, New York, October 25, 2006… Colgate-Palmolive Company (NYSE:CL) today announced excellent worldwide sales and unit volume growth for third quarter 2006, with all five operating divisions reporting sales and profit increases. Worldwide sales and unit volume, as reported, grew 8.0% and 5.5%, respectively. Excluding divestments, worldwide sales and unit volume grew 9.5% and 7.0%, respectively. Global pricing increased 1.5%, and foreign exchange added 1.0%. The very strong top-line growth was supported by record advertising spending, which increased absolutely and as a percent of sales.

Third quarter 2006 results include $58.5 million of aftertax charges related to the 2004 Restructuring Program. As previously disclosed, effective January 1, 2006, the Company adopted SFAS 123R related to stock-based compensation, which resulted in an incremental $18.9 million non-cash, aftertax charge in the current quarter or approximately $.04 per share, with no such charge in 2005. In the year-ago quarter, restructuring charges and Other Items totaled $22.5 million aftertax (see Table 3 for 2005 details).

As reported, gross profit margin was 55.0%. Excluding restructuring charges, gross profit margin was 56.5%, an all-time record and a 140 basis point improvement versus the year ago period.

Reported net income and diluted earnings per share in third quarter 2006 were $344.1 million and $.63, respectively, including the restructuring and incremental stock-based compensation charges noted above. Excluding the above noted items in both periods, net income in the quarter increased 14% versus third quarter 2005 to an all-time record $421.5 million, and diluted earnings per share increased 15% to $.77, also an all-time record.

In third quarter 2005, reported net income and diluted earnings per share were $347.2 million and $.63, respectively, and net income and diluted earnings per share excluding the above noted items were $369.7 million and $.67, respectively.

Operating profit as reported declined 9% versus third quarter 2005. Excluding the above noted items in both periods, operating profit rose 15% to an all-time record level, the largest quarterly increase in more than four years. On the same basis, operating profit margin grew from 19.8% to 21.0% of sales.

Net cash provided by operations year to date increased by 5% and increased in the third quarter by 17% versus the comparable periods of 2005. End of third quarter working capital was unchanged from the prior year at 2.6% of sales.

Reuben Mark, Chairman and CEO said, “We are very pleased with the excellent top and bottom line growth, exceeding expectations and building on the strong growth momentum we saw in the first half. Colgate’s fundamentals are strong and getting stronger.

“We are particularly pleased by the 140 basis point improvement in gross profit margin, ex-restructuring charges, the largest quarterly gross profit increase in more than four years. The gross profit increase funded a record level of advertising spending behind Colgate brands worldwide while still generating an all-time record level of operating profit, ex-restructuring and stock-based compensation charges, with every division contributing to the strong results.”

Ian Cook, President and COO further commented, “I’m delighted that our brand investment spending continues to pay off. Toothpaste market shares are at a record high here in the U.S. and continue to strengthen in other key countries around the world including Mexico, Brazil, the United Kingdom, Russia, Australia and India. Colgate’s share of the manual toothbrush market worldwide also increased during the quarter to another record high.”

Mr. Mark continued, “Looking ahead, our global new product pipeline is full for both the balance of the year and throughout 2007. We expect our gross profit margin, before restructuring charges, to be up nicely for the fourth quarter, full year 2006 and next year as well.

“All this adds to our confidence that Colgate will deliver excellent quality double-digit E.P.S. growth for this year, excluding restructuring and stock-based compensation charges, and for 2007 also.”

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on third quarter results. To access this call as a webcast, please go to Colgate’s web site at http://www.colgate.com.

The following are comments about divisional performance. See attached Geographic Sales Analysis and Segment Information schedules for additional information on divisional sales and operating profit. The information regarding Europe/South Pacific and Greater Asia/Africa reflects the modified geographic reporting structure implemented by Colgate effective January 1, 2006, as previously disclosed.

North America (21% of Company Sales)

Positive growth continued in North America, fueled by new product sales and market share gains. Sales as reported rose 2.0%, on 2.5% volume growth during the quarter. Sales and unit volume, excluding the divestment of the North American detergent business, grew 5.0% and 5.5%, respectively, to a record level, on top of very strong growth in the year ago period. Positive foreign exchange added 0.5% while pricing declined 1.0%. North American operating profit increased 2% even after the negative profit impact of the detergent divestment and strong commercial spending. Excluding the divestment, operating profit for North America was up 6%.

Colgate’s leadership of the U.S. toothpaste market continues to grow, with its ACNielsen market share reaching 37.4% year to date, up 40 basis points versus the year ago period and over three share points ahead of the nearest competitor. The strong growth was led by Colgate Total toothpaste which reached an all-time record high market share of 15.2% during the quarter. Tom’s of Maine toothpaste strengthened its leadership in the Naturals market and increased its market share year to date. Colgate’s share of the manual toothbrush market is also at a record high at 23.6% year to date, up 100 basis points versus year ago.

In the U.S., new product activity is contributing to growth across categories. Successful new products include Colgate Luminous toothpaste, Colgate 360° manual toothbrush, Palmolive Oxy Plus Odor Eliminator dish liquid, Irish Spring MicroClean bar soap, Softsoap Brand Pure Cashmere moisturizing body wash and liquid hand soap, Fabuloso multi-purpose spray cleaner and Suavitel Ultra fabric conditioner.

Positive growth momentum in the U.S. is expected to continue throughout the year and into 2007 driven by a full pipeline of new product launches. Recent introductions include Softsoap Brand Decorative Collection liquid hand soap with upscale packaging and fragrances and Palmolive Scrub Buster with Micro Beads dish liquid.

Latin America (25% of Company Sales)

Latin American sales grew 15.0% in the third quarter to an all-time record level. Unit volume for the region grew 12.0%. Every country in the region contributed to the strong volume gains, led by Brazil, Mexico, Venezuela, Central America, Colombia and Argentina. Higher pricing contributed 4.0%, partially offset by negative foreign exchange of 1.0%. Latin American operating profit increased 28%, to an all-time record level even after a strong double-digit increase in advertising behind Colgate brands during the quarter.

Colgate continues to build its strong leadership in oral care throughout Latin America with its regional toothpaste market share at a record 73.8% year to date. Toothpaste share gains were achieved in nearly every country and reached record highs in Venezuela, Colombia, Ecuador and Chile. Colgate’s regional share of the manual toothbrush market also expanded during the quarter led by strong growth in Mexico, Brazil, Chile and Ecuador.

Colgate Max Fresh toothpaste, Colgate 360° manual toothbrush, Colgate Total and Colgate Anti-Cavity toothpastes, Protex Oats and Protex Propolis bar soaps, Palmolive Nutri-Milk shower gel, Lady Speed Stick Double Defense deodorant, Palmolive Naturals expanded line of hair care products and Palmolive Hydra Natura ActiFirm and Extra Dry body lotions contributed to market share gains in the region.

Europe/South Pacific (25% of Company Sales)

As reported, Europe/South Pacific sales increased 7.0% versus year ago, and unit volume grew 3.0%. Excluding divestments, Europe/South Pacific sales grew 8.0% on volume growth of 4.0%. Pricing was flat and foreign exchange added 4.0%. Volume gains were achieved in Australia, United Kingdom, the Nordic countries, Spain, Italy, France, Greece, Poland, the Czech Republic, Romania, Adria, Hungary and the GABA business. Operating profit for the region grew 13% to an all-time record level even after a significant increase in advertising during the quarter.

Colgate maintained its oral care leadership in Europe led by toothpaste market share gains in the United Kingdom, Spain, Greece, and Ireland. Successful new products driving these gains include Colgate Time Control, Colgate Max Fresh and Colgate Sensitive Multi-Protection toothpastes. Recent innovations contributing to gains in other categories include Colgate 360° manual toothbrush, Colgate Plax Sensitive Gentle Care mouth rinse, Palmolive Naturals with Olive Milk and Palmolive BodYogurt shower gels, Soupline Aromatherapy fabric conditioner and Ajax Professional Degreaser and Ajax Professional Double Power spray cleaners.

New products driving strong market share gains throughout the South Pacific region include Colgate Max Fresh and Colgate Sensitive Multi-Protection toothpastes, Palmolive Naturals with Shea Butter and Palmolive Naturals with Olive Milk shower gels, and Ajax Professional Degreaser and Ajax Double Power spray cleaners.

Greater Asia/Africa (16% of Company Sales)

Greater Asia/Africa sales and unit volume, as reported, increased 5.5% and 2.5%, respectively. Excluding the divestment of the detergent business in Southeast Asia, sales and unit volume for the division grew 10.0% and 7.0%, respectively. Strong volume gains were achieved in nearly every country in the region led by Hong Kong, Malaysia, Thailand, Vietnam, India, Russia, Ukraine, Turkey, the Gulf States, Kenya and South Africa. Colgate sales in Greater China increased 4% with volume up slightly during the quarter, excluding divestments. For the division as a whole, pricing increased 3.0% and foreign exchange was flat. Operating profit for the region increased 13% to a record level, despite a record level of advertising supporting Colgate brands during the quarter.

Colgate strengthened its oral care leadership in the Greater Asia region with 9 out of 14 countries reporting toothpaste market share gains led by India and Russia. Colgate’s share of the manual toothbrush market also strengthened throughout the region with nearly every country achieving record high shares in the category. Successful new products driving the oral care growth include Colgate Max Fresh, Colgate Propolis Fresh, Colgate Total Propolis and Darlie Tea Care Mint toothpastes, Colgate 360° manual toothbrush and Colgate MicroSonic battery-powered toothbrush.

New products contributing to growth in other categories in the region include Palmolive Aromatherapy with Propolis shower gel and liquid hand soap, Palmolive Naturals shampoo and conditioner, and Protex Deo 12 bar soap and shower gel.

Hill’s (13% of Company Sales)

Innovative new products and veterinary endorsements continue to drive growth at Hill’s, a world leader in specialty pet food. Hill’s sales and unit volume grew 10.5% and 5.5%, respectively, to a third quarter record level. Pricing increased 5.5% while foreign exchange was relatively flat with the year ago period. Operating profit increased 8% to a record level during the quarter after a strong double-digit increase in advertising.

Innovative new products contributing to growth in the U.S. specialty retail channel during the quarter include Science Diet Lamb Meal & Rice Recipe Large Breed dog food, Science Diet Lamb Meal & Rice Recipe Small Bites dog food and Science Diet Indoor Cat food. In the U.S. veterinary channel, Prescription Diet j/d Canine, a food clinically proven to improve mobility in dogs with arthritis, and the relaunch of Prescription Diet d/d Canine and Feline, which addresses a range of inflammatory skin conditions, continue to succeed.

Internationally, growth was strong led by Belgium, Germany, Denmark, South Africa, Australia, Brazil, Taiwan and Russia. New products contributing to the international growth include Prescription Diet j/d Canine, Prescription Diet Chunks in Gravy pouches and Science Plan Neutered Cat, a new veterinary exclusive diet.

* * *

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, Elmex, Tom’s of Maine, Ajax, Axion, Soupline, and Suavitel, as well as Hill’s Science Diet and Hill’s Prescription Diet pet foods. For more information about Colgate’s global business, visit the Company’s web site at http://www.colgate.com.

This press release and the related webcast (other than historical information) may contain forward-looking statements. Actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in the Company’s Form 10-K for the year ended December 31, 2005) for information about factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or the Company’s web site at http://www.colgate.com.

Non-GAAP Financial Measures

The following provides information regarding the non-GAAP measures used in this earnings release:

To supplement Colgate’s condensed consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed non-GAAP measures of operating results that exclude certain items. Gross profit margin, operating profit, operating profit margin, effective tax rate, net income, and earnings per share are discussed in this release both as reported (on a GAAP basis) and excluding the impact of certain items, which are composed of charges related to the restructuring program that began in the fourth quarter of 2004 and is expected to be substantially completed by 2008 (the “2004 Restructuring Program”), incremental stock-based compensation charges and three “Other Items” pertaining to 2005, as explained below:

•	The restructuring charges, which are reported in the corporate segment, include separation-related costs, incremental depreciation and asset write-downs and other costs related to the implementation of the 2004 Restructuring Program. In light of their nature and magnitude, the Company believes these items should be presented separately to enhance an investor’s overall understanding of its ongoing operations.

•	The incremental stock-based compensation charge, which pertains only to 2006, reflects an incremental non-cash charge associated with the Company’s adoption of Financial Accounting Standards Board Statement of Financial Accounting Standards (SFAS) No. 123R, “Share-Based Payment” (SFAS 123R). The Company adopted SFAS 123R effective January 1, 2006 using the modified prospective transition method and therefore has not restated prior periods’ results. However, as required by SFAS 123R, the Company recorded an incremental stock-based compensation charge related to the expensing of stock options and the accelerated expense recognition of restricted stock awards granted to retirement eligible individuals in the results for the three and nine months ended September 30, 2006. To enhance an investor’s ability to make period over period comparisons, the Company believes this item should be presented separately for as long as the prior period does not include the charge.

•	The three Other Items, which pertain only to 2005, are comprised of the gain on sale of the Company’s heavy-duty laundry detergent business in North America, an income tax charge for incremental repatriation of foreign earnings related to the American Jobs Creation Act and a pension charge associated with the remeasurement of certain pension obligations as required by SFAS No. 88, “Employers’ Accounting for Settlement and Curtailments of Defined Benefit Pension Plans and for Termination Benefits”. The pension charge was a result of the conversion of one of the Company’s international pension plans to a defined contribution plan for all eligible participants and a lump sum payment of normal retirement benefits associated with a retirement plan in the United States. The amount of each such excluded item for the three and nine months ended September 30, 2005 is set forth in the table entitled “Supplemental Consolidated Income Statement Information – Components of 2004 Restructuring Program and Other Items” included with this release. In light of their nature and magnitude, the Company believes that these three Other Items should be presented separately to enhance an investor’s overall understanding of its ongoing operations.

Management believes these non-GAAP financial measures provide useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and are useful for period over period comparisons of such operations. The Company uses these financial measures internally in its budgeting process and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies. See “Consolidated Income Statement and Supplemental Information — Reconciliation Excluding the 2004 Restructuring Program and Other Items” for the three months ended September 30, 2006 and 2005 and the nine months ended September 30, 2006 and 2005 included with this release for a reconciliation of these financial measures to the related GAAP measures.

Sales and unit volume growth, both worldwide and in relevant geographic divisions, and operating profit in certain geographic divisions are discussed in this release both as reported and excluding divestments. Management believes this provides useful information to investors as it allows comparisons of sales growth and volume growth and operating profit from ongoing operations. See “Geographic Sales Analysis, Percentage Changes – Third Quarter 2006 vs. 2005” for a comparison of sales excluding divestments to sales as reported in accordance with GAAP.

The Company defines free cash flow before dividends as net cash provided by operations less capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies.

(See attached tables for third quarter results.)

Table 1

Colgate-Palmolive Company

Consolidated Income Statement and Supplemental Information

Reconciliation Excluding the 2004 Restructuring Program and Other Items

For the Three Months Ended September 30, 2006 and 2005

(in Millions Except Per Share Amounts) (Unaudited)

	2006				2005
	As Reported	Restructuring	Adoption Impact of SFAS 123R	Excluding Restructuring & SFAS 123R	As Reported	Restructuring & Other (a)	Excluding Restructuring & Other

Net sales	$3,143.7	$-	$-	$3,143.7	$2,911.8	$-	$2,911.8

Cost of sales	1,415.3	47.0	-	1,368.3	1,334.2	25.7	1,308.5

Gross profit	1,728.4	(47.0)	-	1,775.4	1,577.6	(25.7)	1,603.3

Gross profit margin	55.0%			56.5%	54.2%		55.1%

Selling, general and administrative expenses	1,140.3	11.5	28.0	1,100.8	1,007.0	0.5	1,006.5

Other (income) expense, net	38.7	25.5	-	13.2	(33.7)	(54.7)	21.0

Operating profit	549.4	(84.0)	(28.0)	661.4	604.3	28.5	575.8

Operating profit margin	17.5%			21.0%	20.8%		19.8%

Interest expense, net	41.2	-	-	41.2	36.8	-	36.8

Income before income taxes	508.2	(84.0)	(28.0)	620.2	567.5	28.5	539.0

Provision for income taxes	164.1	(25.5)	(9.1)	198.7	220.3	51.0	169.3

Effective tax rate	32.3%			32.0%	38.8%		31.4%

Net income	344.1	(58.5)	(18.9)	421.5	347.2	(22.5)	369.7

Earnings per common share
Basic	$0.65	$(0.12)	$(0.03)	$0.80	$0.66	$(0.04)	$0.70
Diluted	$0.63	$(0.10)	$(0.04)	$0.77	$0.63	$(0.04)	$0.67

Average common shares outstanding
Basic	515.3	515.3	515.3	515.3	518.8	518.8	518.8
Diluted	550.4	550.4	550.4	550.4	554.3	554.3	554.3

(a) See Supplemental Consolidated Income Statement Information - Components of 2004 Restructuring Program and Other Items for details.

Note:	Basic and diluted earnings per share for the “As Reported” and “Excluding Restructuring & SFAS 123R” are computed independently for each quarter and the nine months presented. As a result of changes in shares outstanding during the year and rounding, the sum of the three quarters’ earnings per share may not necessarily equal the earnings per share for the nine months. In addition, the impact of “Restructuring” and the “Adoption Impact of SFAS 123R” in 2006 on the basic and diluted earnings per share may not necessarily equal the earnings per share if calculated independently as a result of rounding.

Table 2

Colgate-Palmolive Company

Consolidated Income Statement and Supplemental Information

Reconciliation Excluding the 2004 Restructuring Program and Other Items

For the Nine Months Ended September 30, 2006 and 2005

(in Millions Except Per Share Amounts) (Unaudited)

	2006				2005
	As Reported	Restructuring	Adoption Impact of SFAS 123R	Excluding Restructuring & SFAS 123R	As Reported	Restructuring & Other (a)	Excluding Restructuring & Other

Net sales	$9,028.6	$-	$-	$9,028.6	$8,492.3	$-	$8,492.3

Cost of sales	4,103.6	156.8	-	3,946.8	3,872.0	59.5	3,812.5

Gross profit	4,925.0	(156.8)	-	5,081.8	4,620.3	(59.5)	4,679.8

Gross profit margin	54.5%			56.3%	54.4%		55.1%

Selling, general and administrative expenses	3,210.2	30.6	57.4	3,122.2	2,910.5	0.5	2,910.0

Other (income) expense, net	187.0	130.3	-	56.7	71.8	(2.8)	74.6

Operating profit	1,527.8	(317.7)	(57.4)	1,902.9	1,638.0	(57.2)	1,695.2

Operating profit margin	16.9%			21.1%	19.3%		20.0%

Interest expense, net	119.8	-	-	119.8	99.3	-	99.3

Income before income taxes	1,408.0	(317.7)	(57.4)	1,783.1	1,538.7	(57.2)	1,595.9

Provision for income taxes	455.8	(96.5)	(18.1)	570.4	548.5	38.6	509.9

Effective tax rate	32.4%			32.0%	35.6%		32.0%

Net income	952.2	(221.2)	(39.3)	1,212.7	990.2	(95.8)	1,086.0

Earnings per common share
Basic	$1.81	$(0.43)	$(0.07)	$2.31	$1.86	$(0.18)	$2.04
Diluted	$1.73	$(0.40)	$(0.07)	$2.20	$1.78	$(0.17)	$1.95

Average common shares outstanding
Basic	515.4	515.4	515.4	515.4	521.6	521.6	521.6
Diluted	550.7	550.7	550.7	550.7	557.8	557.8	557.8

(a) See Supplemental Consolidated Income Statement Information - Components of 2004 Restructuring Program and Other Items for details.

Note:	Basic and diluted earnings per share for the “As Reported” and “Excluding Restructuring & SFAS 123R” are computed independently for each quarter and the nine months presented. As a result of changes in shares outstanding during the year and rounding, the sum of the three quarters’ earnings per share may not necessarily equal the earnings per share for the nine months. In addition, the impact of “Restructuring” and the “Adoption Impact of SFAS 123R” in 2006 on the basic and diluted earnings per share may not necessarily equal the earnings per share if calculated independently as a result of rounding.

Table 3

Colgate-Palmolive Company

Supplemental Consolidated Income Statement Information

Components of The 2004 Restructuring Program and Other Items

(Dollars in Million) (Unaudited)

	Three Months Ended September 30, 2005
	The 2004 Restructuring Program	North American Detergent Sale	SFAS 88 Pension Charges	Tax on Incremental Remittances (AJCA)	Total Restructuring & Other

Net sales	$-	$-	$-	$-	$-

Cost of sales	25.7	-	-	-	25.7

Gross profit	(25.7)	-	-	-	(25.7)

Selling, general and administrative expenses	0.5	-	-	-	0.5

Other (income) expense, net	13.6	(93.1)	24.8	-	(54.7)

Operating profit	(39.8)	93.1	(24.8)	-	28.5

Interest expense, net	-	-	-	-	-

Income before income taxes	(39.8)	93.1	(24.8)	-	28.5

Provision for income taxes	(9.9)	32.5	(8.1)	36.5	51.0

Net income	(29.9)	60.6	(16.7)	(36.5)	(22.5)

	Nine Months Ended September 30, 2005
	The 2004 Restructuring Program	North American Detergent Sale	SFAS 88 Pension Charges	Tax on Incremental Remittances (AJCA)	Total Restructuring & Other

Net sales	$-	$-	$-	$-	$-

Cost of sales	59.5	-	-	-	59.5

Gross profit	(59.5)	-	-	-	(59.5)

Selling, general and administrative expenses	0.5	-	-	-	0.5

Other (income) expense, net	65.5	(93.1)	24.8	-	(2.8)

Operating profit	(125.5)	93.1	(24.8)	-	(57.2)

Interest expense, net	-	-	-	-	-

Income before income taxes	(125.5)	93.1	(24.8)	-	(57.2)

Provision for income taxes	(22.3)	32.5	(8.1)	36.5	38.6

Net income	(103.2)	60.6	(16.7)	(36.5)	(95.8)

Table 4

Colgate-Palmolive Company

Condensed Consolidated Balance Sheets

As of September 30, 2006, December 31, 2005 and September 30, 2005

(Dollars in Millions) (Unaudited)

	September 30, 2006	December 31, 2005	September 30, 2005

Cash and cash equivalents	$502.9	$340.7	$376.3
Receivables, net	1,446.3	1,309.4	1,337.2
Inventories	1,001.6	855.8	890.4
Other current assets	304.5	251.2	293.6
Property, plant and equipment, net	2,526.4	2,544.1	2,558.5
Other assets, including goodwill and intangibles	3,386.8	3,205.9	3,198.9

Total assets	$9,168.5	$8,507.1	$8,654.9

Total debt	3,577.9	3,446.2	3,565.4
Other current liabilities	2,409.2	2,214.8	2,210.2
Other non-current liabilities	1,546.8	1,496.0	1,576.6
Total shareholders’ equity	1,634.6	1,350.1	1,302.7

Total liabilities and shareholders’ equity	$9,168.5	$8,507.1	$8,654.9

Supplemental Balance Sheet Information
Debt less cash and marketable securities*	$3,044.9	$3,095.2	$3,173.0
Working capital % of sales	2.6%	1.7%	2.6%

*	Marketable securities of $30.1, $10.3 and $16.1 as of September 30, 2006, December 31, 2005 and September 30, 2005, respectively, are included in Other current assets.

Table 5

Colgate-Palmolive Company

Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2006 and 2005

(Dollars in Millions) (Unaudited)

	2006	2005

Operating Activities
Net income	$952.2	$990.2
Adjustments to reconcile net income to net cash provided by operations:
Restructuring, net of cash	187.6	78.6
Depreciation and amortization	243.5	247.4
Gain before tax on sale of non-core product lines	-	(93.1)
Stock-based compensation expense	91.7	29.8
Cash effects of changes in:
Receivables	(122.9)	(40.8)
Inventories	(128.9)	(74.2)
Accounts payable and other accruals	122.8	157.8
Other non-current assets and liabilities	23.9	9.7

Net cash provided by operations	1,369.9	1,305.4

Investing Activities
Capital expenditures	(251.8)	(257.8)
Payment for acquisitions, net of cash acquired	(200.0)	(38.5)
Sale of non-core product lines	-	117.0
Other	(18.5)	2.3

Net cash used in investing activities	(470.3)	(177.0)

Financing Activities
Principal payments on debt	(1,011.3)	(1,619.8)
Proceeds from issuance of debt	1,116.7	1,623.4
Dividends paid	(497.4)	(443.1)
Purchases of treasury shares	(601.3)	(649.5)
Proceeds from exercise of stock options and excess tax benefits	258.5	33.1

Net cash used in financing activities	(734.8)	(1,055.9)

Effect of exchange rate changes on Cash and cash equivalents	(2.6)	(15.8)

Net increase in Cash and cash equivalents	162.2	56.7
Cash and cash equivalents at beginning of period	340.7	319.6

Cash and cash equivalents at end of period	$502.9	$376.3

Supplemental Cash Flow Information
Free cash flow before dividends (Net cash provided by operations less capital expenditures)
Net cash provided by operations	$1,369.9	$1,305.4
Less: Capital expenditures	(251.8)	(257.8)

Free cash flow before dividends	$1,118.1	$1,047.6

Income taxes paid	$497.9	$439.1

Table 6

Colgate-Palmolive Company

Segment Information

For the Three and Nine Months Ended September 30, 2006 and 2005

(Dollars in Millions) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net sales
Oral, Personal and Home Care

North America	$668.1	$653.4	$1,933.1	$1,895.2
Latin America	769.3	669.0	2,203.1	1,908.9
Europe/South Pacific	779.8	728.7	2,192.7	2,171.0
Greater Asia/Africa	512.5	486.4	1,489.6	1,408.0

Total Oral, Personal and Home Care	$2,729.7	$2,537.5	$7,818.5	$7,383.1

Pet Nutrition	414.0	374.3	1,210.1	1,109.2

Total Net sales	$3,143.7	$2,911.8	$9,028.6	$8,492.3

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Operating profit
Oral, Personal and Home Care

North America	$143.5	$140.6	$418.7	$412.7
Latin America	220.8	171.9	651.9	514.3
Europe/South Pacific	179.5	159.3	495.1	470.6
Greater Asia/Africa	65.9	58.5	199.3	177.2

Total Oral, Personal and Home Care	$609.7	$530.3	$1,765.0	$1,574.8

Pet Nutrition	106.7	98.9	318.4	299.7
Corporate	(167.0)	(24.9)	(555.6)	(236.5)

Total Operating profit	$549.4	$604.3	$1,527.8	$1,638.0

Effective January 1, 2006, the Company modified the geographic reporting structure of its Oral, Personal and Home Care segment in order to address evolving markets and more closely align countries with similar consumer needs and retail trade structures. Management responsibility for Eastern European operations including Russia, Turkey, Ukraine and Belarus, transferred to Greater Asia management and responsibility for countries in the South Pacific, including Australia, was transferred to European management. The financial information for 2005 has been reclassified to conform to the new reporting structure.

The Company evaluates segment performance based on several factors, including Operating profit. The Company uses Operating profit as a measure of operating segment performance because it excludes the impact of corporate-driven decisions related to interest expense and income taxes. Corporate operations include research and development costs, unallocated overhead costs, stock-based compensation related to stock options and restricted stock awards, restructuring and related implementation costs, and gains and losses on sales of non-core brands and assets.

Corporate operating expenses for the three and nine months ended September 30, 2006 include $84.0 and $317.7 of charges related to the Company’s 2004 Restructuring Program, respectively. Additionally, Corporate operating expenses for the three and nine months ended September 30, 2006 include an incremental charge of $28.0 and $57.4 related to the adoption of SFAS 123R, respectively.

Corporate operating expenses for the three and nine months ended September 30, 2005 include $39.8 and $125.5 of charges related to the Company’s 2004 Restructuring Program, respectively. Additionally, Corporate operating expenses for the three and nine months ended September 30, 2005 were reduced by a $93.1 gain related to the sale of the Company’s North American detergent brands and were increased by SFAS 88 pension charges of $24.8.

Table 7

Colgate-Palmolive Company

Geographic Sales Analysis

Percentage Changes - Third Quarter 2006 vs 2005

September 30, 2006

(Unaudited)

			COMPONENTS OF SALES CHANGE THIRD QUARTER					COMPONENTS OF SALES CHANGE NINE MONTHS

Region	3rd Qtr Sales Change As Reported	3rd Qtr Sales Change Ex-Divestment	Ex-Divested Volume	Pricing Coupons Consumer & Trade Incentives	Exchange	9 Months Sales Change As Reported	9 Months Sales Change Ex-Divestment	Ex-Divested Volume	Pricing Coupons Consumer & Trade Incentives	Exchange

Total Company	8.0%	9.5%	7.0%	1.5%	1.0%	6.5%	8.5%	6.5%	2.0%	0.0%

Europe/South Pacific	7.0%	8.0%	4.0%	0.0%	4.0%	1.0%	2.0%	5.0%	-1.0%	-2.0%

Latin America	15.0%	15.0%	12.0%	4.0%	-1.0%	15.5%	15.5%	9.0%	5.0%	1.5%

Greater Asia/Africa	5.5%	10.0%	7.0%	3.0%	0.0%	6.0%	10.5%	7.5%	2.5%	0.5%

Total International	9.5%	11.0%	7.5%	2.0%	1.5%	7.0%	9.0%	7.5%	2.0%	-0.5%

North America	2.0%	5.0%	5.5%	-1.0%	0.5%	2.0%	6.5%	6.5%	-0.5%	0.5%

Total CP Products	7.5%	9.5%	7.0%	1.5%	1.0%	6.0%	8.0%	6.5%	1.5%	0.0%

Hill’s	10.5%	10.5%	5.5%	5.5%	-0.5%	9.0%	9.0%	5.5%	4.5%	-1.0%

NOTE:

The impact of the May 2006 acquisition of Tom’s of Maine on North American sales and volume was 1.5% and 1.0% in the third quarter and nine months, respectively.